Exhibit 99.1

Horizon Pharma Announces Second Quarter 2012 Financial Results and Provides Business Update

Conference Call and Webcast Today, August 10th, at 8:00 a.m. ET

DEERFIELD, IL. – August 10, 2012 – Horizon Pharma, Inc. (NASDAQ: HZNP) today provided an update on the Company’s business and announced financial results for the second quarter and six months ended June 30, 2012.

DUEXIS® Highlights

•	Gross sales of DUEXIS in the second quarter of 2012 increased 91% compared to the first quarter of 2012.

•

Expansion of the Company’s field sales force from 80 initial representatives to 150 representatives is ongoing and expected to be completed in the third quarter of 2012, and together with the recent signing of the Mallinckrodt co-promotion agreement puts the Company on target to increase physicians called upon five-fold in the fourth quarter of 2012 compared to the first half of 2012.

•

According to monthly data from Source Healthcare Analytics (SHA), formerly Wolters Kluwer, total prescriptions for the second quarter of 2012 were 18,805, an increase of 81% over prescriptions for the first quarter of 2012.

•

4,028 cumulative DUEXIS prescribers through June 30, 2012, representing an increase of 75% versus March 31, 2012, and the addition of over 100 new prescribers each week during the second quarter of 2012. Representative prescriptions generated per detail also increased 150% in the second quarter vs. the first quarter of 2012.

•	In June, the Company entered into a collaboration, license and supply agreement with Grünenthal S.A. for the commercialization of DUEXIS in Latin America.

•	Anticipated decision on DUEXIS MAA expected in fourth quarter of 2012.

RAYOS® Highlights

•

RAYOS (prednisone) delayed release tablets, approved by the FDA on July 26, 2012 to treat a broad range of diseases including rheumatoid arthritis (RA), polymyalgia rheumatica (PMR), psoriatic arthritis (PsA), ankylosing spondylitis (AS), asthma and chronic obstructive pulmonary disease (COPD).

•	Initial focus will be on the launch of RAYOS in rheumatologic diseases such as rheumatoid arthritis and PMR in the fourth quarter of 2012.

•

Based on the extent of the approved indications, the Company will be developing a broader commercial strategy to expand the opportunity for RAYOS in key IL-6 mediated diseases, including asthma and COPD.

Other Recent Highlights

•	Named Michael Grey as lead independent director.

•	Promoted Todd N. Smith to executive vice president and chief commercial officer.

•	Hired Jeff Kent, M.D. as senior vice president, medical affairs and outcomes research. Dr. Kent was formerly head of global medical affairs for HUMIRA at Abbott.

“With our ongoing sales force expansion and recent DUEXIS U.S. co-promotion agreement with Mallinckrodt, which together are expected to increase the number of called upon physicians from 10,000 to 50,000, and our U.S. approval of RAYOS, we are well positioned to successfully drive near-term revenue for the Company,” said Timothy P. Walbert, chairman, president and chief executive officer, Horizon Pharma. “In addition to driving the uptake of DUEXIS after our recent product launch, we received FDA approval for RAYOS in July for multiple indications, including RA and polymyalgia rheumatica and we plan on launching RAYOS in the fourth quarter this year.”

Second Quarter Financial Results

For the second quarter ended June 30, 2012, gross and net sales were $4.6 million and $3.8 million, respectively, compared to $1.3 million in gross and net sales for the second quarter of 2011. DUEXIS gross sales were $2.1 million and net sales were $1.6 million after deducting trade discounts and allowances of $0.2 million and co-pay assistance costs of $0.3 million, and represented 45% of gross sales and 41% of net sales during the quarter ended June 30, 2012. Gross and net sales for LODOTRA increased 90% and 71%, respectively, during the second quarter of 2012 compared to the same period in the prior year as a result of higher product shipments to the Company’s distribution partner, Mundipharma. The Company has determined that shipment of DUEXIS to wholesale distributors and retail chains does not currently meet the criteria for revenue recognition at the time of shipment which requires a reliable estimate of returns based on history and therefore continues to defer DUEXIS revenue recognition until the right of return no longer exists, which is the earlier of DUEXIS being dispensed through patient prescriptions or the expiration of the right of return. As of June 30, 2012, the Company had $1.3 million in deferred revenue on its balance sheet related to DUEXIS shipments.

Net loss for the quarter ended June 30, 2012, was $22.8 million, or $0.68 per share based on 33,715,703 weighted average shares outstanding, compared to a net loss of $11.6 million, or $7.78 per share in the quarter ended June 30, 2011 based on 1,496,278 weighted average shares outstanding. Non-GAAP net loss for the quarter ended June 30, 2012, was $20.6 million, or $0.62 per share, compared to non-GAAP net loss of $8.0 million, or $5.35 per share in the second quarter of 2011. Horizon provides non-GAAP financial measures, which it believes can enhance an overall understanding of Horizon’s financial performance when considered together with GAAP figures. Refer to the section of this press release below entitled “Note Regarding Use of Non-GAAP Financial Measures” for a full discussion on this subject. The Company had cash and cash equivalents of $63.5 million at June 30, 2012.

Research and development expenses increased $0.7 million, from $3.5 million during the three months ended June 30, 2011, to $4.2 million during the three months ended June 30, 2012, primarily associated with a $0.6 million increase in medical education and related grants.

Sales and marketing expenses increased $9.3 million, from $1.2 million during the three months ended June 30, 2011, to $10.5 million during the three months ended June 30, 2012. The increase in expense was primarily attributable to ongoing sales and promotional efforts related to our DUEXIS product launch, including a $4.6 million increase in salaries and benefits expense associated with additional staffing of our sales and marketing functions, a $2.3 million increase in market research and marketing programs, a $1.4 million increase in consulting and outside service costs and a $0.8 million increase in samples and marketing materials.

General and administrative expenses increased $1.3 million, from $3.3 million during the three months ended June 30, 2011, to $4.6 million during the three months ended June 30, 2012, primarily due to a $0.7 million increase in stock-based compensation expense, a $0.4 million increase in salaries and benefits expense associated with an increase in administrative personnel, a $0.3 million increase in legal costs associated with intellectual property related matters and public company compliance fees and $0.2 million in higher rent and insurance costs, partially offset by a reduction in consulting expenses during the current quarter.

Interest expense, net was $3.2 million for the three months ended both June 30, 2012 and 2011, respectively. Interest expense during the current quarter was primarily the result of higher borrowing balances under our current senior secured loan, partially offset by the absence of debt extinguishment costs in the current quarter. During the three months ended June 30, 2011, the Company incurred $1.9 million of interest expense related to extinguishment of the Kreos and Silicon Valley Bank facilities.

Foreign exchange loss was $1.4 million for the quarter ended June 30, 2012, compared to a foreign exchange gain of $0.1 million during the three months ended June 30, 2011. The foreign exchange loss during the second quarter of 2012 was associated with a decline in the value of the Euro against the U.S. dollar during the three months ended June 30, 2012, which resulted in an unfavorable currency impact for our Horizon Pharma AG subsidiary.

Year-to-Date Financial Results

For the six months ended June 30, 2012, gross and net sales were $7.5 million and $6.4 million, respectively, compared to $3.1 million in gross and net sales for the six months ended June 30, 2011. DUEXIS gross sales were $3.2 million and net sales were $2.5 million after deducting trade discounts and allowances of $0.3 million and co-pay assistance costs of $0.4 million, and represented 43% of gross sales and 39% of net sales during the six months ended June 30, 2012. Gross and net sales for LODOTRA increased 39% and 26%, respectively, during the six months ended June 30, 2012 compared to the same period in the prior year as a result of higher product shipments to the Company’s distribution partner,

Mundipharma. Net loss for the six months ended June 30, 2012, was $46.5 million, or $1.61 per share based on 28,909,080 weighted average shares outstanding, compared to a net loss of $19.3 million, or $12.91 per share based on 1,495,126 weighted average shares outstanding, during the six months ended June 30, 2011. Non-GAAP net loss for the six months ended June 30, 2012, was $41.2 million, or $1.43 per share, compared to non-GAAP net loss of $14.0 million, or $9.38 per share, during the six months of 2011.

Research and development expenses increased $2.1 million, from $6.2 million during the six months ended June 30, 2011, to $8.3 million during the six months ended June 30, 2012. The increase in research and development expense was primarily associated with a $2.1 million increase in salaries and benefits expense in support of our RAYOS new drug application and expenses associated with DUEXIS clinical studies.

Sales and marketing expenses increased $19.2 million, from $2.3 million during the six months ended June 30, 2011, to $21.5 million during the six months ended June 30, 2012, which was primarily attributable to initial staffing of our sales and marketing functions during the fourth quarter of 2011, resulting in $10.7 million in higher salaries and benefits expense. In addition, primarily as a result of ongoing sales and promotional efforts for our DUEXIS product launch, during the six months ended June 30, 2012, advertising and promotional efforts increased $4.9 million, samples and marketing expenses increased $1.2 million, market research expenses increased $1.0 million and consulting fees increased $0.8 million.

General and administrative expenses increased $3.4 million, from $6.4 million during the six months ended June 30, 2011, to $9.8 million during the six months ended June 30, 2012, primarily due to a $1.5 million increase in salaries and benefits expense associated with an increase in administrative personnel, $0.9 million in higher legal and consulting costs associated with intellectual property related matters and public company compliance costs and a $0.3 million increase in insurance and rent expense.

Interest expense, net increased $3.2 million, from $4.5 million during the six months ended June 30, 2011, to $7.7 million during the six months ended June 30, 2012. The increase in interest expense was primarily attributable to incremental interest expense associated with higher borrowing balances under our senior secured loan facility and higher debt extinguishment costs. During the six months ended June 30, 2011, there was a $1.9 million charge related to the loss on debt extinguishment of the Kreos and Silicon Valley Bank facilities compared to a $2.5 million charge related to our extinguishment of the Oxford and Kreos debt facilities during the six months ended June 30, 2012.

Foreign exchange loss was $0.9 million during the six months ended June 30, 2012, compared to a foreign exchange gain of $0.5 million during the six months ended June 30, 2011. The foreign exchange loss reported was associated with a continuing decline in the value of the Euro against the U.S. dollar during the current year, which resulted in an unfavorable currency impact for our Horizon Pharma AG subsidiary, compared to a gain in the Euro versus the U.S. dollar during the corresponding period in 2011.

Note Regarding Use of Non-GAAP Financial Measures

Horizon provides non-GAAP net income (loss) and net income (loss) per share financial measures that include adjustments to GAAP figures. These adjustments to GAAP exclude non-cash items such as stock compensation and depreciation and amortization, and other non-cash charges. Horizon believes that these non-GAAP financial measures, when considered together with the GAAP figures, can enhance an overall understanding of Horizon’s financial performance. The non-GAAP financial measures are included with the intent of providing investors with a more complete understanding of operational results and trends. In addition, these non-GAAP financial measures are among the indicators Horizon’s management uses for planning and forecasting purposes and measuring the Company’s performance. These non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, non-GAAP financial measures used by other companies. Please refer to the financial statements portion of this press release for a reconciliation of these non-GAAP financial measures to the comparable GAAP financial measures.

Conference Call

At 8:00 am Eastern Time today, Horizon’s management will host a live conference call and webcast to review the Company’s financial and operating results and provide a general business update.

The live webcast and a replay may be accessed by visiting Horizon’s website at http://ir.horizon-pharma.com. Please connect to the Company’s website at least 15 minutes prior to the live webcast to ensure adequate time for any software download that may be needed to access the webcast. Alternatively, please call 1-888-338-8373 (U.S.) or 973-872-3000 (international) to listen to the conference call. The conference ID number for the live call is 96271110. Telephone replay will be available approximately two hours after the call. To access the replay, please call 1-855-859-2056 (U.S.) or 404-537-3406 (international). The conference ID number for the replay is 96271110.

About Horizon Pharma

Horizon Pharma, Inc. is a biopharmaceutical company that is developing and commercializing innovative medicines to target unmet therapeutic needs in arthritis, pain and inflammatory diseases. For more information, please visit www.horizonpharma.com.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the on-going commercial launch of DUEXIS, the planned expansion of the Company’s field sales force, the pursuit of regulatory approval for DUEXIS in Europe, development of commercial strategies to expand the opportunity for RAYOS in key IL-6 mediated diseases, and the expected timeline for commercial launch of RAYOS in the United States. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release, and actual results may differ materially from those in these forward-looking statements as a result of various factors. These factors include, but are not limited to, risks regarding Horizon’s ability to commercialize products successfully, whether initial commercial data regarding DUEXIS in the United States are indicative of future results, Horizon’s ability to successfully recruit and retain additional sales and marketing personnel and to successfully manage contract sales and marketing personnel, whether DUEXIS will be approved for marketing in Europe, the potential for delays in regulatory review of Horizon’s applications for marketing approval, Horizon’s ability to comply with any post-approval regulatory requirements, and the need to potentially obtain additional financing even after the recently completed debt and equity financings to successfully commercialize or further develop DUEXIS and RAYOS/LODOTRA. For a further description of these and other risks facing the Company, please see the risk factors described in the Company’s filings with the United States Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in those filings. Forward-looking statements speak only as of the date of this press release, and the Company undertakes no obligation to update or revise these statements, except as may be required by law.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)

	As of
	June 30,	December 31,
	2012	2011
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$63,460	$17,966
Restricted cash	750	750
Accounts receivable, net	622	2,372
Inventories, net	3,157	1,195
Prepaid expenses and other current assets	4,401	2,763

Total current assets	72,390	25,046

Property and equipment, net	3,804	3,245
Developed technology, net	32,893	35,602
In-process research and development	35,586	36,638
Other assets	4,079	547

Total assets	$148,752	$101,078

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$7,890	$8,170
Accrued expenses	11,149	8,926
Deferred revenues—current portion	3,608	3,281
Notes payable—current portion	3,978	3,604

Total current liabilities	26,625	23,981

Long-term liabilities
Notes payable, net of debt discount	47,141	15,834
Deferred revenues, net of current	8,044	5,666
Deferred tax liabilities, net	8,948	9,561
Other long term liabilities	121	124

Total liabilities	90,879	55,166

Commitments and Contingencies

Stockholders’ equity
Common stock, $0.0001 par value per share; 200,000,000 shares authorized; 33,746,493 and 19,627,744 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively.	3	2
Additional paid-in capital	329,315	270,015
Accumulated other comprehensive loss	(4,620)	(3,788)
Accumulated deficit	(266,825)	(220,317)

Total stockholders’ equity	57,873	45,912

Total liabilities and stockholders’ equity	$148,752	$101,078

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues
Sales of goods	$4,556	$1,294	$7,411	$3,057
Contract revenue	52	41	105	70

Gross sales	4,608	1,335	7,516	3,127
Sales discounts and allowances	(767)	—	(1,152)	—

Net sales	3,841	1,335	6,364	3,127

Cost of goods sold	2,855	2,104	4,922	3,943

Gross profit (loss)	986	(769)	1,442	(816)
Operating Expenses
Research and development	4,233	3,462	8,302	6,190
Sales and marketing	10,543	1,169	21,515	2,285
General and administrative	4,555	3,348	9,758	6,449

Total operating expenses	19,331	7,979	39,575	14,924

Operating loss	(18,345)	(8,748)	(38,133)	(15,740)

Interest expense, net	(3,191)	(3,185)	(7,742)	(4,469)
Other expense	(4)	—	(56)	—
Foreign exchange (loss) gain	(1,401)	110	(900)	532

Loss before benefit for income taxes	(22,941)	(11,823)	(46,831)	(19,677)
Income tax benefit	(159)	(186)	(323)	(368)

Net loss	$(22,782)	$(11,637)	$(46,508)	$(19,309)

Net loss per share- basic and diluted	$(0.68)	$(7.78)	$(1.61)	$(12.91)

Weighted average shares outstanding used in calculating net loss per share—basic and diluted	33,715,703	1,496,278	28,909,080	1,495,126

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET LOSS

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
GAAP Net Loss	$(22,782)	$(11,637)	$(46,508)	$(19,309)
Non-GAAP Adjustments (net of tax effect):
Amortization of developed technology	684	777	1,397	1,518
Stock-based compensation	731	628	2,490	1,225
Non-cash interest expense	576	2,170	1,169	2,401
Depreciation expense	208	101	392	201
Amortization of deferred revenue	(52)	(41)	(105)	(70)

Total of non-GAAP adjustments	2,147	3,635	5,343	5,275

Non-GAAP Net Loss	$(20,635)	$(8,002)	$(41,165)	$(14,034)

Weighted average shares—basic and diluted	33,715,703	1,496,278	28,909,080	1,495,126

GAAP net loss per common share-basic and diluted	$(0.68)	$(7.78)	$(1.61)	$(12.91)
Non-GAAP adjustments detailed above	0.06	2.43	0.18	3.53

Non-GAAP net loss per common share-basic and diluted	$(0.62)	$(5.35)	$(1.43)	$(9.38)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2012	2011
	(Unaudited)
Cash flows from operating activities
Net loss	$(46,508)	$(19,309)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	2,140	2,043
Stock-based compensation	2,490	1,225
Non-cash interest expense	1,169	2,401
Paid in kind interest expense	1,079	—
Loss on disposal of assets	68	—
Foreign exchange loss (gain)	900	(532)
Changes in operating assets and liabilities:
Accounts receivable	1,751	595
Inventories, net	(2,001)	(194)
Prepaid expenses and other current assets	(1,631)	655
Accounts payable	(255)	2,456
Accrued expenses	1,527	(597)
Deferred revenues	2,973	989
Deferred tax liabilities	(349)	(378)

Net cash used in operating activities	(36,647)	(10,646)

Cash flows from investing activities
Purchase of property and equipment	(1,043)	(36)

Net cash used in investing activities	(1,043)	(36)

Cash flows from financing activities
Proceeds from issuance of notes payable, net of issuance costs	55,578	16,651
Repayment of notes payable	(19,814)	(12,365)
Proceeds from private equity offering, net of offering costs	47,475	—
Proceeds from the issuance of common stock	147	—
Deferred financing expenses	—	(237)
Proceeds from issuance of bridge notes payable to related parties	—	6,766
Proceeds from stock option exercises	—	42

Net cash provided by financing activities	83,386	10,857

Effect of exchange rate changes on cash and cash equivalents	(202)	213

Net increase in cash and cash equivalents	45,494	388

Cash and cash equivalents
Beginning of period	17,966	5,384

End of period	$63,460	$5,772

Contacts

Robert J. De Vaere

Executive Vice President and Chief Financial Officer

investor-relations@horizonpharma.com

Investors

Kathy Galante

Burns McClellan, Inc.

212-213-0006

kgalante@burnsmc.com

Media

Geoff Curtis

DJE Science

312-550-8138

geoff.curtis@djescience.com